Exhibit 21

List of Subsidiaries of the Registrant

Callidus Biopharma, Inc. (Delaware)

Scioderm, Inc. (Delaware)

Scioderm Limited (Ireland)

Amicus Therapeutics UK Limited (UK)

Amicus Therapeutics SAS (France)

Amicus Therapeutics B.V. (Netherlands)

Amicus Therapeutics GmbH (Germany)

Amicus Therapeutics S.L. (Spain)

Amicus Therapeutics S.r.l. (Italy)